EX 99.2

ELECTRIC AQUAGENICS GRANTED PATENT APPROVAL FOR REVOLUTIONARY CLEANING SOLUTION AND PROCESS

Lindon, Utah, September 11, 2003 -- Electric Aquagenics Unlimited, Inc., (EAU), today announced that following several years of development of its revolutionary disinfecting and cleaning products created from normal tap water, the company has received approval for its first patent for using its Primacide B fluid in the cleaning of carpet, soft fabric and hard surfaces.

In addition, EAU has signed an exclusive license with the University of Georgia on a process patent filed, both nationally and internationally, by the university pertaining to a process that stabilizes EAU’s Primacide A acidic fluid, a high-level disinfectant. This process gives a product that would typically have a short shelf life the capability to be used in consumer packaged goods requiring a longer shelf life.

“This stabilization is one of the truly unique features of this emerging technology,” said Gaylord Karren, President and CEO of EAU. “Since we were the aggressive leader early on in the development of the technology with the University of Georgia, we were in a position to be at the right place at the right time when this process came available.”

About EAU

Electric Aquagenics Unlimited, Inc. (EAU) is a supplier of technologies with numerous applications targeting a wide array of industries. The company’s water-based and completely non-toxic products and services will replace many of the traditional methods and products now being used for cleaning, disinfecting, hydrating and moisturizing. EAU has solutions for existing bacteria, virus and mold proliferation threats.

EAU has documented test results in the food processing, mold remediation and carpet cleaning industries demonstrating unprecedented pathogen killing effectiveness. For more information, visit www.electricaquagenics.com, or contact Investor Relations at 801-443-1031.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to, the ability of the company to raise sufficient working capital to carry out its business plans, the long term efficacy of the company’s products, the ability of the company to protect its intellectual property, general economic conditions, possible decrease in demand of the company’s products or services, and increased competition. For a more detailed discussion of these and associated risks, see the company’s most recent documents filed with the U.S. Securities and Exchange Commission.

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